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                                                                     Exhibit 8.1


                          [COOLEY GODWARD LETTERHEAD]

July 12, 1996

                                             WEBB B. MORROW III
                                             Direct: (415) 843-5080
JTS Corporation                              Internet: morrowwb@cooley.com
166 Baypointe Parkway
San Jose, California  95134

Ladies and Gentlemen:

This opinion is being delivered to you in accordance with Section 6.1(f) of the Amended and Restated Agreement and Plan of Reorganization dated April 8, 1996 (the "Reorganization Agreement") by and between JTS Corporation, a Delaware corporation ("JTS") and Atari Corporation, a Nevada corporation (the "Company"). Atari will merge into JTS (the "Merger") pursuant to the Reorganization Agreement and related Certificate of Merger to be filed by JTS and Atari with the Secretaries of State of Delaware and Nevada on the Closing Date (collectively, including the exhibits to each, the "Agreements").

Except as otherwise provided, capitalized terms not defined herein have the meanings set forth in the Reorganization Agreement or in certificates dated June 14, 1996 delivered to us by JTS and Atari containing certain representations of JTS and Atari (the "Certificates of Representations"). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

We have acted as counsel to JTS in connection with the Merger. As such, and for the purpose of rendering this opinion, we have examined originals, certified copies or copies otherwise identified to our satisfaction as being true copies of the original of the following documents (including all exhibits and schedules attached thereto):

         (a)      the Agreements;

         (b)      the Certificates of Representations;

         (c) Continuity of Interest Certificates executed and delivered by certain shareholders of Atari (the "Continuity of Interest Certificates"); and

         (d) such other instruments and documents related to the formation, organization and operation of JTS and Atari and related to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.
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In connection with rendering this opinion, we have assumed (without any independent investigation or review thereof):

         1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there is (or will be prior to the Closing) due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof;

         2. The truth and accuracy at all relevant times, of all representations, warranties and statements made or agreed to by JTS and Atari, their managements, employees, officers, directors and shareholders in connection with the Merger, including but not limited to those set forth in the Agreements (including the exhibits) and in the Certificates of Representations and in the Continuity of Interest Certificates; and that all covenants contained in such agreements are performed without waiver or breach of any material provision thereof;

         3. There is no plan or intention on the part of Atari's shareholders to engage in a sale, exchange, transfer, distribution, pledge or other disposition (including a distribution by a corporation to its shareholders) or any transaction which would result in a reduction of risk of ownership, or a direct or indirect disposition (a "Sale") of shares of JTS Common Stock to be received in the Merger that would reduce Atari shareholders' ownership of JTS Common Stock to a number of shares having an aggregate fair market value, as of the Effective Time, of less than fifty percent (50%) of the aggregate fair market value of all of the capital stock of Atari outstanding immediately prior to the consummation of the Merger. Shares of Atari capital stock (a) with respect to which dissenters' rights are exercised in the Merger (b) which are exchanged for cash in lieu of fractional shares of JTS Common Stock or (c) which are sold, redeemed or disposed of in a transaction that is in contemplation of or related to the Merger, shall be considered shares of capital stock of Atari which are exchanged in the Merger for shares of JTS Common Stock which are then disposed of pursuant to a plan.

Based on our examination of the foregoing items and subject to the limitations, qualifications, assumptions and caveats set forth herein, we are of the opinion that for federal income tax purposes:

         1. The merger of Atari into JTS will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

         2. No gain or loss will be recognized by holders of Atari capital stock solely upon their receipt of JTS capital stock solely in exchange for Atari capital stock in the Merger (except to the extent of cash received in lieu of a fractional share of JTS capital stock).
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         3. The aggregate tax basis of the JTS capital stock received by Atari stockholders in the Merger will be the same as the aggregate tax basis of Atari capital stock surrendered in exchange therefor less the tax basis, if any, allocated to fractional share interests.

         4. The holding period of the JTS capital stock received in the Merger will include the period for which the Atari capital stock surrendered in exchange therefor was held, provided that the Atari capital stock is held as a capital asset at the time of the Merger.

         5. Cash payments received by holders of Atari capital stock in lieu of a fractional share will be treated as if a fractional share of JTS capital stock had been issued in the Merger and then redeemed by JTS. A stockholder of Atari receiving such cash will generally recognize gain or loss upon such payment, equal to the difference (if any) between such stockholder's basis in the fractional share and the amount of cash received.

         6. A shareholder who exercises appraisal or dissenters' rights with respect to a share of JTS capital stock and who receives payment for such stock in cash should generally recognize capital gain or loss (if such share was held as a capital asset at the time of the Merger) measured by the difference between the shareholder's basis in such share and the amount of cash received, provided that such payment is neither essentially equivalent to a dividend nor has the effect of a distribution of a dividend (a "Dividend Equivalent Transaction"). A sale of capital stock of JTS pursuant to an exercise of appraisal or dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the shareholder exercising dissenters' rights and all parties related to such Shareholder own no shares of JTS Stock (either actually or constructively with the meaning of Section 318 of the Code) after the Merger. If, however, a stockholder's sale for cash of JTS capital stock pursuant to an exercise of appraisal or dissenters' rights is a Dividend Equivalent Transaction, then such shareholder will generally recognize income for federal income tax purposes in an amount up to the entire amount of cash so received.

         7. Neither JTS nor Atari will recognize material amounts of gain solely as a result of the Merger.

In addition, we have reviewed the discussion contained in the Prospectus/Proxy Statement included in the Registration Statement on the Form S-4 under "THE MERGER - Certain Federal Income Tax Matters" (the "Tax Discussion") and we believe that, subject to the qualifications and limitations contained in the Tax Discussion, the matters stated in the Tax Discussion, to the extent they represent matters of law or legal conclusions, are fairly presented.
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This opinion does not address the various state, local or foreign tax consequences that may result from the Merger. In addition, no opinion is expressed as to any federal income tax consequence of the Merger except as specifically set forth herein and this opinion may not be relied upon except with respect to the consequences specifically discussed herein.

No opinion is expressed as to any transaction other than the Merger as described in the Agreements or to any other transaction whatsoever including the Merger if all the transactions described in the Agreements are not consummated in accordance with the terms of the Agreements and without waiver of any material provision thereof. To the extent any of the representations, warranties, statements and assumptions material to our opinion and upon which we have relied are not complete, correct, true and accurate in all material respects at all relevant times, our opinion would be adversely affected and should not be relied upon.

This opinion only represents our best judgment as to the federal income tax consequences of the Merger and is not binding on the Internal Revenue Service or the courts. The conclusions are based on the Code, existing judicial decisions, administration regulations and published rulings. No assurance can be given that future legislative, judicial or administrative changes would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, by rendering this opinion, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion has been delivered to you solely for the purposes set forth in
Section 7.1(f) of the Reorganization Agreement and may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be distributed or otherwise made available to any other person or entity without our prior written consent, except for the filing of this opinion as an Exhibit to the Form S-4 and the references to this firm in the Tax Discussion.

Sincerely,

COOLEY GODWARD CASTRO
HUDDLESON & TATUM

/s/ Webb B. Morrow
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Webb B. Morrow III


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